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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
DATE:           JANUARY 30, 1997
CONTACT:        GEORGE F. BAKER, CHAIRMAN OF THE BOARD
                (972) 247-8747, FAX: (972) 247-2024


                        WHITEHALL CORPORATION ANNOUNCES
                            TWO-FOR-ONE STOCK SPLIT


        DALLAS, TEXAS - The Board of Directors of Whitehall Corporation (NYSE:WHT) announced today that it declared a two-for-one split of its common stock in the form of a 100% stock dividend, subject to approval of stockholders of an increase in the number of authorized shares of common stock from 5 million to 20 million. The record date for the split is currently expected to be March 25, 1997, with the distribution of the additional shares to follow on April 15, 1997.

        Whitehall also announced that its Board has set February 17, 1997 as the record date for a special meeting of stockholders to consider and vote upon a proposal to amend Whitehall's certificate of incorporation providing for the increase in authorized common shares. The special meeting is presently scheduled to be held on March 17, 1997 in New York, New York.

        WHITEHALL CORPORATION through its AeroCorp subsidiary rebuilds, modifies and maintains commercial and military aircraft and owns a 40% interest in the AvAero Hushkit joint venture.



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